UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	333-136110	20-5188065
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 in this Form 8-K is incorporated herein by reference.

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Douglas Cooper as the Company’s Secretary and Treasurer

Effective as of January 15, 2015, Douglas Cooper, Secretary and Treasurer of GTJ REIT, Inc., a Maryland corporation (the “Company”), tendered his resignation from such office. Mr. Cooper’s departure was not due to any disagreement with the Company. Following this resignation as a Company officer, Mr. Cooper will continue his services to the Company as a Board member.

Also effective as of January 15, 2015, the Company and Mr. Cooper executed a certain Separation Agreement and General Release (the “Separation Agreement”), which was approved by the Board. The Separation Agreement provides for a severance payment to Mr. Cooper in the aggregate amount of approximately $77,800 (less payroll and other customary deductions) and contains a mutual release of claims by the parties to the agreement. The Severance Agreement also contains certain other provisions that are customary in agreements of this nature.

Appointments Louis Sheinker and Ben Zimmerman as the Company’s Secretary and Treasurer, respectively

Following and effective as of D. Cooper’s resignation as the Company’s Secretary and Treasurer, the Board of Directors appointed Louis Sheinker, the Company’s President and Chief Operative Officer, and Ben Zimmerman, the Company’s Chief Financial Officer, as the Company’s Secretary and Treasurer, respectively. There is no arrangement or understanding between such individuals and any other persons pursuant to which there were appointed as discussed above. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GTJ REIT, Inc. By: /s/ Paul Cooper Paul Cooper, Chief Executive Officer

Date:  January 21, 2015